EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Doug Farrell

Vice President of Investor Relations

408-731-5285

AFFYMETRIX REPORTS THIRD QUARTER 2007 RESULTS

Santa Clara, Calif. — October 24, 2007 — Affymetrix Inc., (Nasdaq: AFFX) today reported its financial results for the third quarter of 2007.  The Company reported total revenue for the third quarter of $95.0 million, as compared to total revenue of $84.7 million in the third quarter of 2006.  Product and product related revenue was $85.1 million, product sales to Perlegen Sciences, Inc. were $0.4 million and royalties and other revenue were $9.5 million for the third quarter of 2007.

Net income was approximately $2.6 million or $0.04 per diluted share in the third quarter of 2007, which includes a pretax restructuring charge of $5.7 million or $0.08 per diluted share, as compared to a net loss of $14.2 million or $0.21 per diluted share in the third quarter of 2006, which includes a pretax restructuring charge of $10.0 million or $0.15 per diluted share.

“During the third quarter we made significant improvements across the entire organization” said Kevin M. King, president of Affymetrix.  “We generated 12% top-line revenue growth over the prior year, and decreased our operating expenses by 18%, of which six percentage points were related to a decrease in restructuring charges. In addition, our cash and marketable securities increased by $12 million over the prior quarter.”

Third quarter sales included GeneChip® consumable revenue of $65.4 million, consisting of array revenue of $42.9 million, reagent revenue of $15.8 million, genotyping services revenue of $6.3 million and $0.4 million of Perlegen revenue. Additionally, the Company reported instrument revenue of $10.7 million in the third quarter of 2007.  Affymetrix shipped 48 GeneChip systems in the quarter, bringing its cumulative systems shipped to around 1678 at the end of the third quarter.

Cost of product sales and product related revenue were $35.4 million in the third quarter of 2007 compared to $32.5 million in the same period of 2006.  Product and product related gross margin was 58.4 percent in the third quarter of 2007 compared to 56.2 percent in the third quarter of 2006.

Operating expenses were $55.5 million for the third quarter of 2007, which includes restructuring charges of $5.7 million, as compared to $67.5 million in the third quarter of 2006, which includes restructuring charges of $10.0 million.

Financial Outlook for 2007

For fiscal 2007, the Company expects total revenue to be in the range of $365 million to $375 million. For the fourth quarter and full year the Company expects a gross margin of around 60 percent, dependent upon revenue mix. The Company expects total operating expenses of $225 million to $230 million including restructuring charges of $15 million for the full-year.

Quarterly Highlights

DNA Analysis

•                  A team of scientists from the Broad Institute of Harvard and MIT, Children’s Hospital Boston, the University of Oxford and Peninsula Medical School of Exeter discovered a common genetic variant associated with adult and childhood height in the general population using Affymetrix 500K Arrays to analyze approximately 5,000 individuals. The results of the project were published in the October 2007 issue of Nature Genetics.  Researchers were able to determine that a variation in the HMGA2 gene has a strong correlation with a person’s height.

•                  The Autism Consortium completed the first genome scan for Autism Spectrum Disorders and released the reference data set to a public database for researchers worldwide.  The scan was performed using Affymetrix 500K Arrays on more than 3,000 samples.

RNA Analysis

•                  The Company announced the full commercial launch of the GeneChip Mouse and Rat Gene 1.0 ST Arrays.  The Mouse and Rat Gene 1.0 ST Arrays use the Whole Transcript (WT) Sense Target Labeling Assay to deliver a more complete and accurate view of a gene’s total transcriptional activity. These arrays complement the more comprehensive GeneChip Exon 1.0 ST Arrays, which offer both gene-level expression profiling and alternative splicing analysis in a single experiment.

•                  A team from Affymetrix Laboratories was awarded a $10.2 million scale-up grant over the next four years from the National Human Genome Research Institute (NHGRI), as part of the expanded ENCyclopedia Of DNA Elements (ENCODE) project.  During the pilot phase of ENCODE, the results of which were published in the June 14, 2007 issue of Nature and the June 2007 issue of Genome Research, Affymetrix’ Dr. Tom Gingeras and collaborators used the company’s high-density technology to yield new observations of the structure and organization of the human genome.

Molecular Diagnostics

•                  Affymetrix and IPSOGEN, a leading molecular diagnostic company based in France and Connecticut, signed a Powered by Affymetrix™ (PbA) agreement. With the agreement, IPSOGEN gains non-exclusive access to Affymetrix microarray technology to develop and market in-vitro diagnostic (IVD) tests, initially for breast cancer, on a worldwide basis.

Management

•                  The Company announced the promotion of Kevin M. King to president of the company, reporting to Stephen P.A. Fodor, Ph.D., chairman and CEO. King previously served as president of the life sciences business and executive vice president.  In his new position, Kevin will also assume responsibility for the Molecular Diagnostics business unit.

Licensing

•                  Affymetrix announced that Empire Genomics, LLC, has obtained a non-exclusive, worldwide license to a number of Affymetrix patents covering the manufacturing, use and sales of nucleic acid microarrays and related products and services for comparative genomic hybridization (CGH). The arrays and services may be used for research or diagnostic purposes.

Affymetrix’ management team will host a conference call on October 24, 2007 at 2:00 p.m. PT to review its operating results for the third quarter of 2007. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (866) 500-AFFX, international: (706) 643-2771.

A replay of this call will be available from 5:00 p.m. PT on October 24, 2007 until 8:00 p.m. PT on October 31, 2007 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both replays is 19331218. An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.affymetrix.com.

About Affymetrix

Affymetrix GeneChip® microarray technology is the industry-standard tool for analyzing complex genetic information. After inventing microarray technology in the late 1980s, Affymetrix scientists have been dedicated to developing innovative products that provide researchers with a more complete view of the genome. These products continue to accelerate genetic research and enable scientists to develop diagnostics and tailor treatments for individual patients by identifying and measuring the genetic information associated with complex diseases.

Today, Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies, as well as leading academic, government and not-for-profit research institutes. More than 1,600 systems have been shipped around the world and more than 10,500 peer-reviewed papers have been published using the technology.

Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Sacramento, Calif., and Singapore. The company has about 1,100 employees worldwide and maintains sales and distribution operations across Europe and Asia. For more information about Affymetrix, please visit the company’s website at www.affymetrix.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements in this press release that are not historical are “forward-looking statements” under the federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to: risks related to the Company’s ability to achieve and sustain higher levels of revenue and operating income (including risks related to the outcome of the Company’s previously announced efforts to reduce expenses in the general and administrative functions and the rationalization of the Company’s facilities); uncertainties concerning the Company’s product mix and its effect on gross margins; uncertainties relating to the Company’s restructuring charges; uncertainties relating to technological approaches, manufacturing (including risks related to manufacturing problems and the underutilization of our manufacturing capacity) and product development; uncertainties relating to changes in senior management personnel and structure; uncertainties related to cost and pricing of Affymetrix products; risks relating to dependence on collaborative partners; uncertainties relating to sole source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection; and risks relating to intellectual property and other litigation. These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2006 and other SEC reports. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations or any change in events, conditions, or circumstances on which any such statements are based.

PLEASE NOTE:

Affymetrix, the Affymetrix logo and GeneChip are trademarks owned or used by Affymetrix, Inc.

— Financial Charts to Follow —

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	September 30, 2007	December 31, 2006
		(Note 1)
ASSETS:
Current assets:
Cash and cash equivalents	$123,736	$119,063
Available-for-sale securities—short-term portion	127,081	118,088
Accounts receivable, net	68,261	75,553
Accounts receivable from Perlegen Sciences	267	2,290
Inventories	48,608	46,506
Deferred tax assets—current portion	14,604	13,534
Notes receivable from employees—current portion	1,719	—
Prepaid expenses and other current assets	15,958	8,858
Total current assets	400,234	383,892
Available-for-sale securities—long term portion	5,129	10,601
Property and equipment, net	145,693	141,322
Acquired technology rights, net	48,881	55,125
Goodwill	125,050	124,916
Deferred tax assets—long-term portion	32,472	29,170
Notes receivable from employees—long term portion	330	2,186
Other assets	30,954	34,003
Total assets	$788,743	$781,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$52,065	$62,893
Deferred revenue—current portion	27,400	30,697
Total current liabilities	79,465	93,590
Deferred revenue—long-term portion	4,008	9,562
Other long-term liabilities	11,209	5,100
Convertible notes	120,000	120,000
Stockholders’ equity:
Common stock	689	679
Additional paid-in capital	694,546	674,428
Accumulated other comprehensive loss	74	(1,717)
Accumulated deficit	(121,248)	(120,427)
Total stockholders’ equity	574,061	552,963
Total liabilities and stockholders’ equity	$788,743	$781,215

Note 1:          The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2006.

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Product sales	$69,373	$56,139	$191,166	$183,154
Product related revenue	15,758	17,971	46,453	45,621
Total product and product related revenue	85,131	74,110	237,619	228,775
Royalties and other revenue	9,500	5,969	14,653	10,263
Revenue from Perlegen Sciences	355	4,593	11,456	12,091
Total revenue	94,986	84,672	263,728	251,129

Costs and expenses:
Cost of product sales	28,082	23,618	71,636	62,338
Cost of product related revenue	7,344	8,859	24,645	22,712
Cost of revenue from Perlegen Sciences	166	1,646	4,494	4,304
Research and development	16,489	21,639	55,143	66,737
Selling, general and administrative	33,300	35,865	102,800	114,107
Restructuring charges	5,737	10,008	12,879	10,008
Total costs and expenses	91,118	101,635	271,597	280,206
Income (loss) from operations	3,868	(16,963)	(7,869)	(29,077)
Interest income and other, net	291	2,942	8,382	10,949
Interest expense	(417)	(350)	(1,246)	(1,174)

Income (loss) before income taxes	3,742	(14,371)	(733)	(19,302)
Income tax (provision) benefit	(1,162)	216	550	(3,082)
Net income (loss)	$2,580	$(14,155)	$(183)	$(22,384)

Basic net income (loss) per common share	$0.04	$(0.21)	$(0.00)	$(0.33)
Diluted net income (loss) per common share	$0.04	$(0.21)	$(0.00)	$(0.33)

Shares used in computing basic net income (loss) per share	68,356	67,248	68,170	67,320
Shares used in computing diluted net income (loss) per share	68,725	67,248	68,170	67,320